As filed with the Securities and Exchange Commission on November 23, 2011

Registration No. 333-[    ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

RGC RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1909697
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

(540) 777-4427

(Address and telephone number of registrant’s principal executive offices)

AMENDED AND RESTATED RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS OF RGC RESOURCES, INC.

(full title of the Plan)

John B. Williamson, III

President and Chief Executive Officer

RGC Resources, Inc.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

(540) 777-4427

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Nicholas C. Conte, Esq.

Brian M. Brown, Esq.

Woods Rogers PLC

10 South Jefferson Street, Suite 1400

Roanoke, Virginia 24011

(540) 983-7600

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1 par value	100,000	$18.19	$1,819,000	$208.46

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933 as amended, this Registration Statement shall also cover additional shares of common stock that may be necessary to adjust the number of shares reserved for issuance pursuant to the Amended and Restated Restricted Stock Plan for Outside Directors of RGC Resources, Inc. as the result of any future stock dividend, stock split or similar adjustment to the outstanding common stock of RGC Resources, Inc.
(2)	Represents the number of additional shares of common stock of RGC Resources, Inc. (the “Common Stock”) authorized for issuance under the Amended and Restated Restricted Stock Plan for Outside Directors of RGC Resources, Inc. that may be offered and sold hereunder.
(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported by NASDAQ on November 17, 2011.

EXPLANATORY STATEMENT

At the Company’s Annual Shareholder meeting on January 31, 2011, the shareholders approved the issuance of an additional 50,000 shares of common stock for the Amended and Restated Restricted Stock Plan for Outside Directors of RGC Resources, Inc. (the “Plan”). On July 25, 2011, the Board of Directors of RGC Resources, Inc. declared a two for one stock split effected in the form of a 100% share dividend upon the issued and outstanding common stock whereby shareholders received one share of common stock for each share held by such holder. The stock dividend was paid on September 1, 2011 to shareholders of record on August 15, 2011.

This Registration Statement on Form S-8 is being filed by the Registrant solely to register an additional 100,000 shares (on a post split basis) of the Registrant’s Common Stock reserved for issuance under the Plan. This increases the number of shares of the Registrant’s Common Stock authorized under the Plan from 100,000 shares (on a post stock split basis) to 200,000 shares (on a post stock split basis).

This Registration Statement on Form S-8 relates to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission in 1997 which originally registered 50,000 shares (on a pre-stock split basis or 100,000 on a post stock split basis) of the Registrant’s Common Stock under the Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The document containing the information specified in Part I of this Registration Statement has been sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the Commission hereby are incorporated by reference into this Registration Statement:

1.	The Registrant’s most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2010, March 31, 2011 and June 30, 2011.

3.	The Registrant’s Current Reports on Form 8-K and 8-K/A filed on February 3, 2011, February 11, 2011, March 16, 2011, April 4, 2011, May 6, 2011, July 27, 2011, August 11, 2011, and September 30, 2011.

4.	The description of the Registrant’s $5.00 par value per share common stock contained in its Registration Statement on Form S-4 dated January 28, 1999, including any amendments filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Registrant’s file number with the Commission is 000-26591.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 13.1-692.1 of the Code of Virginia, 1950, as amended, places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages assessed against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Registrant’s Articles of Incorporation contain a provision which eliminates, to the full extent that the laws of the Commonwealth of Virginia permit, the liability of an officer or director of Registrant to the corporation or its shareholders for monetary damages for any breach of duty as a director or officer.

Registrant’s Articles of Incorporation also require Registrant to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the corporation, by reason of the fact that he is or was such a director or officer or is or was serving at the request of Registrant as a director, officer, employee or agent of another entity. Directors and officers of Registrant are entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have Registrant make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The Board of Directors of Registrant also has the authority to extend to employees, agents, and other persons serving at the request of Registrant the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.

Virginia Code Section 13.1-700.1 permits a court, upon application of a director or officer, to review Registrant’s determination as to a director’s or officer’s request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order Registrant to make advances and/or reimbursement for expenses or to provide indemnification, in which case the court shall also order Registrant to pay the officer’s or director’s reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may order indemnification to the extent of the officer’s or director’s reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he or she was adjudged liable, and may also order Registrant to pay the officer’s and director’s reasonable expenses incurred to obtain the order.

Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Registrant, or is or was serving at the request of Registrant as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not Registrant would have the power to indemnify such person against such liability under the Articles of Incorporation.

Registrant maintains a directors’ and officers’ legal liability insurance policy. The policy provides coverage, subject to certain deductible or retention amounts, for (i) Registrant’s directors and officers against losses by reason of their wrongful acts, and (ii) Registrant against claims against the directors and officers by reasons of their wrongful acts for which Registrant is required to indemnify or pay, all as such terms are defined in the policy and subject to the terms, conditions and exclusions contained therein.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

5.1*	Opinion of Woods Rogers PLC.

10.1	Amended and Restated Restricted Stock Plan for Outside Directors of RGC Resources, Inc., incorporated by reference to Exhibit 10(R)(R) of Annual Report on Form 10-K for the fiscal year ended September 30, 1999 SEC file reference number 000-26591.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Woods Rogers PLC (included in Exhibit 5.1).

(Asterisk denotes exhibits filed herewith.)

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1) (i) and (1) (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on November 23, 2011.

RGC RESOURCES, INC.

By:	/s/ John B. Williamson, III
John B. Williamson, III
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John B. Williamson, III	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	November 23, 2011
John B. Williamson, III

/s/ Howard T. Lyon	Vice President, Controller and Treasurer (Principal Financial Officer)	November 23, 2011
Howard T. Lyon

/s/ Nancy Howell Agee	Director	November 23, 2011
Nancy Howell Agee

/s/ Abney S. Boxley, III	Director	November 23, 2011
Abney S. Boxley, III

/s/ Frank T. Ellett	Director	November 23, 2011
Frank T. Ellett

/s/ Maryellen F. Goodlatte	Director	November 23, 2011
Maryellen F. Goodlatte

/s/ J. Allen Layman	Director	November 23, 2011
J. Allen Layman

/s/ George W. Logan	Director	November 23, 2011
George W. Logan

/s/ S. Frank Smith	Director	November 23, 2011
S. Frank Smith

/s/ Raymond D. Smoot, Jr.	Director	November 23, 2011
Raymond D. Smoot, Jr.

INDEX TO EXHIBITS

Exhibit No.	Description

5.1*	Opinion of Woods Rogers PLC.

10.1	Amended and Restated Restricted Stock Plan for Outside Directors of RGC Resources, Inc., incorporated by reference to Exhibit 10(R)(R) of Annual Report on Form 10-K for the fiscal year ended September 30, 1999 SEC file reference number 000-26591.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Woods Rogers PLC (included in Exhibit 5.1).